Exhibit 6.3

NONRESIDENTIAL LEASE

THIS NONRESIDENTIAL LEASE (this “Lease”) is between Muriel Court. L.P., a Delaware limited partnership, c/o AJS Realty Group, Inc., of 4980 Tamiami Trail N, Suite 201, Naples, FL 34103 (“Landlord”), and Bridging The Gap Physical Therapy, a Florida limited liability company (“Tenant”), whose address for the purpose of notice is 28410 Bonita Crossings Boulevard, Suite 110, Bonita Springs, Lee County, Florida 34135, which Lease is guarantied by Healthlynked Corp., (the “Guarantor”) according to the attached Guaranty.

Recitals

Landlord is the owner of that certain real property in Lee County, Florida legally described on Exhibit A attached hereto (the “Property’} The Property is located at 28400, 28410, and 28420 Bonita Crossings Boulevard, Bonita Springs, Florida 34135 (the “Center’), as depicted on Exhibit B-1 attached hereto. This Lease is for Suite 110 (the “Premises”) as depicted on Exhibit B-2 attached hereto in the Building located at 28410 Bonita Springs, Florida 34135 (the “Building”) as depicted on Exhibit B-1 attached hereto.

Introductory Provisions.

1. Fundamental Lease Provisions. Certain fundamental provisions are presented in this Section in summary form to facilitate convenient reference by the parties.

1.1. Effective Date, Lease Commencement Date, Lease Possession Date. and Rent Commencement Date: The “Effective Date” and the “Lease Commencement Date· is the date this Lease is signed by the Landlord and the Tenant, whichever is later. Landlord shall deliver possession of the Premises on the Possession Date. The Possession Date shall be the date upon which the later of the following occurs: (1) the date that this Lease is fully executed by the Landlord and the Tenant; (2) the date the Tenant pays the Security Deposit to the Landlord; and (3) the date upon which the Tenant provides Landlord adequate proof of insurance according to this Lease; and (4) Landlord has completed Landlord’s Work (as defined in this Lease). The “Rent Commencement Date” shall be April 1, 2020.

1.2. Term: The term of this Lease is three (3) years begins on the Rent Commencement Date (the “Term Commencement Date”) and ends March 31, 2023 (the “Lease Termination Date”), unless extended by Tenant according to the terms of the option to renew as set forth herein. Tenant shall have one (1) option to renew this Lease, for one (1) three (3) year term. If Tenant exercises its option to renew, the Lease Termination Date shall be extended accordingly. The term “Lease Year means a period of 365/366 consecutive calendar days beginning on the Term Commencement Date or the annual anniversary thereof as applicable. However, CAM expenses may be based on a calendar year in Landlord’s sole discretion.

1.3. Permitted Use: Tenant may only use the Premises for general office and physical therapy and related uses, and for no other use. Tenant’s Permitted Use is non-exclusive.

1.4. Size of Premises: 2,149 +/- rentable square feet; Landlord reserves the right to re-measure the Premises for the purpose of allocat ing the Tenant’s Pro Rata Share of the Premises as described in Article 3 of this Lease, for the purpose of Additional Rent, including but not limited to CAM expenses; however, the re-measurement shall not affect the Base Rent.

1.5. Annual Base Rent: The Annual Base Rent for each year of the Term, payable in twelve (12) equal monthly installments per Lease Year, is described on Exhibit C attached hereto. Tenant shall pay all tax and surtax due and payable on each installment of Base Rent.

Landlord Initials

1.6. Common Area Maintenance (CAM) (estimated): This is a triple net lease. Tenant’s Pro Rata Share of Common Area Maintenance (CAM) Expenses (see Sections 6, 7 & 8) is currently estimated to be/ $10,207.45 ($4.75 psf) per ear, payable in equal monthly installments in the amount of $850.65 payable with the Base Rent. In addition to CAM, Tenant shall pay other direct expenses not included in the CAM, it being the intent of the Landlord and Tenant that the Tenant pays all costs and expenses of the Premises and its Pro Rata Share all costs and expenses of the Building, Common Area, and Property. Tenant’s payment of CAM shall begin on the Rent Commencem ent Date. Tenant shall pay all tax and surtax due and payable on each installment of Common Area Maintenance (CAM).

1.7. Security &Utilities deposits: On the Lease Commencement Date Tenant shall pay to Landlord a Security Deposit in the amount of $5,000.00./fhe Security Deposit shall serve as Landlord’s additional security for Tenant’s performance of this Lease. The Security Deposit, may be commingled with Landlord’s funds and will not be held in a separate interest-bearing account, and is additional security for the performance by Tenant of all terms, conditions, and covenants of this Lease. In the event Tenant defaults on its Lease obligations, including vacating the Leased premises prior to Lease expiration, the security deposit held by the Landlord may, in the Landlord’s sole discretion, be applied toward Rent, Additional Rent, repairs to the Premises, late charges and legal fees. Tenant shall be responsible for payment of all utilities furnished directly to the Premises and for payment of Tenant’s Pro Rata Share of utilities furnished to the Property. Utilities are paid directly by the Tenant and are in addition to, and not included in the CAM expenses.

1.8. Tenant’s Acceptance of the Premises: Upon taking possession of the Premises, Tenant shall be considered to have accepted the Premises in its AS IS condition, without any representation, warranty or recourse as to condition.

1.9. Landlord’s Lien. Security Interest, Security Agreement: As security for Tenant’s payment of all amounts due hereunder, and Tenant’s performance of all its obligations hereunder, and in addition to the landlord’s lien provided by Florida law, Tenant hereby grants to Landlord a security interest in any and all of Tenant’s personal property on (or on and then removed from) the Premises, and all insurance proceeds of or relating to Tenant’s personal property, and all accessions and additions to, substitutions for, and replacements, products, and proceeds of Tenant’s personal property. This Lease constitutes a security agreement under the Florida Uniform Commercial Code (the “Code”). Landlord, as secured party under the Code, shall be entitled to all of the rights and remedies afforded to a secured party under the Code, which rights and remedies shall be cumulative of all other rights, remedies, liens, and security interests afforded to Landlord by this Lease and applicable law. Tenant hereby authorizes Landlord to record in the Public Records of Lee County, Florida, and file with the Florida Secured Transaction Registry, UCC-1 Financing Statements, and continuations thereof, to perfect the Landlord’s security interest in the Tenant’s personal property.

1.10. Landlord’s Reservation. Landlord reserves the right, without the joinder or consent of Tenant (although Tenant shall execute a Joinder and Consent if requested by Landlord), to record a condominium declaration converting the Property, Building, and Premises, (and any portions thereof), to the commercial condominium form of ownership. If Landlord converts the Property, Building and Premises (or any portion thereof), to the commercial condominium form of ownership, the CAM shall include Tenant’s Pro Rata Share of maintenance fees and assessments due to the Condominium Association for the Premises.

1.11. Guarantor. This Lease a~I of Tenant’s Obligations hereunder are personally guarantied by the Guarantors, Healthlynkecl Corp., and any person or entity who subsequently guaranties this Lease, and any assignor of Tenant’s interest in this Lease, according to the Absolute, Irrevocable, Unconditional Guaranty of Lease attached hereto (the “Guaranty”).

1.12. Parking. Parking for tenants of the Center, and their employees and customers, is depicted on Exhibit D attached hereto. Tenant acknowledges that Landlord has assigned other parking spaces to other tenants for their exclusive use. Landlord reserves the right to assign parking spaces to other tenants without notice to Tenant.

Landlord Initials

1.13. Landlord’s Work and Delivery of the Premises and Tenant’s Acceptance of the Premises: Landlord shall deliver possession of the Premises to Tenant on the Possession Date, in its present condition, except that landlor at Landlord’s initial expense shall do the following (“Landlord’s Work”): Landlord shall use commercial reasonable efforts to repair and repaint the walls and ceiling of Suite 110 on or before 12/31/2019. The color of the walls will be painted SW 7029 Agreeable Gray by Sherwin Williams and the ceiling, duct board, piping, and other relevant features will be painted black.

Tenant shall reimburse Landlord for the Landlord’s cost of the Landlord’s Work, not to exceed $8,000.00 (the “Reimbursement Amount’) on or before May 1, 2020. As long as no Tenant Event of Default then exists, and the Lease has not been terminated, Landlord shall repay the Tenant the Reimbursement Amount on or before April 15, 2021.

Tenant’s acceptance of the Premises on the Possession Date shall be considered to be acceptance of the Landlord’s Work and the Premises, in its AS IS condition, without any representation, warranty or recourse as to condition (except as may be expressly set forth in this Lease).

2. Agreement. In consideration of the Rent and other sums payable to Landlord hereunder and the covenants and agreements to be observed and performed by Tenant, Landlord hereby leases to Tenant, and Tenant hereby rents from Landlord, the Premises for the Term, at the rental and upon the conditions and covenants set forth in this Lease.

3. Pro Rata Share. Tenant’s Pro Rata Share is 3.8%.

4. Term and Tenant’s Limited Right to Terminate. The term of this Lease (the “Term”) shall commence on the Term Commencement Date and shall expire on the Term Expiration Date, also described as the “Lease Termination Date”. As long as Tenant is not then it default, and as long as this Lease has not been terminated or cancelled pursuant to other provisions of this Lease, Tenant may extend the Lease Expiration Date, and this Lease for one (1) additional three (3) year period (the “Option Term”), upon the same terms and conditions, except the Annual Base Rent, which shall increase set forth in 1.5., of this Lease. Tenant shall exercise its option by written notice to Landlord not fewer than one-hundred and eighty (180) calendar days before the Lease Expiration Date of the current Term, otherwise Tenant’s option shall be null and void without notice. The words “Term” and “Lease Expiration Date” (whether or not capitalized) as used in this Lease shall apply to the Option Term unless expressly provided to the contrary. Termination of this Lease shall terminate the Tenant’s Option to Renew. Tenant has no option to purchase and no right of first refusal.

5. Quiet Enjoyment. Upon Tenant’s paying the Rent reserved hereunder and observing and performing all of the covenants, conditions, and provisions on Tenant’s part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to the provisions of this Lease.

6. Rent. Tenant shall pay to Landlord at the address set forth on page one of this lease, or at such other place designated by Landlord, without notice or demand, without abatement or set-off, the following rentals (collectively, the “Rent”):

a. Annual Base Rent. The Annual Base Rent (referred to herein as the “Base Rent”) shall be paid as described on Exhibit C attached hereto, in equal, consecutive, monthly installments, in advance, commencing on the Rent Commencement Date, and on or before the first day of each consecutive, calendar month thereafter during the Term, plus any sales tax, surtax, use or other taxes assessed from time to time on the Base Rent or on the use and occupancy of the Premises.

b. Additional Rent. This is a Triple Net Lease. In addition to the Base Rent, Tenant shall be responsible for payment of the following sums, as •Additional Rent’, payable each month with the Base Rent:

i. Common Area Maintenance Expenses (CAM). Tenant shall pay to Landlord for the administration, operation, maintenance, repair and replacement of the Common Area (as hereafter defined) portions of the Building and Property, an amount equal to Tenant’s Pro Rata Share of the Common Area Maintenance Expenses (the “CAM”), as that term is defined in this Lease. The terms Common Area Maintenance Expenses and CAM are used interchangeably but have the same meaning.

Landlord Initials

ii. Other Additional Rent. Tenant shall pay, as Additional Rent, all other sums of money or charges required to be paid by Tenant under this Lease, whether or not the same be specifically designated Additional Rent and all sales tax, surtax, use, or other taxes assessed, levied, or imposed from time to time on any Additional Rent. If those amounts and charges are not paid at the time provided in this Lease, they shall nevertheless, if not paid when due, be collectible as Additional Rent with the next installment of Base Rent thereafter becoming due, but nothing herein shall be deemed to suspend or delay the payment of any amount of money or charge.

iii. Payment of Estimated Common Area Maintenance Expenses as Additional Rent. At any time during or after the term of this Lease, Landlord may deliver to Tenant a statement setting forth the actual Common Area Maintenance Expenses expended or incurred by Landlord. In the event that the amounts previously paid by Tenant are less than Tenant’s Pro Rata Share of the Common Area Maintenance Expenses, then Tenant shall, within thirty (30) days after receipt of the statement, pay the entire amount of the deficiency, and thereafter the monthly installment of Additional Rent shall be adjusted accordingly for the remainder of the term (if any) to more closely approximate the actual Additional Rent. In the event that the amounts paid by Tenant are more than Tenant’s Pro Rata Share of the actual Common Area Maintenance Expenses, then Tenant shall be entitled to a credit against the amount of Base Rent and Additional Rent next due under the Lease. Landlord reserves the right to revise the estimate of Common Area Maintenance Expenses, at any time during the course of the Term, and from time to time, to more closely approximate the actual Common Area Maintenance Expenses incurred by Landlord. Tenant shall pay to Landlord, without notice or demand, on the first day of each month during the Term of this Lease, the monthly installment of estimated Common Area Maintenance Expenses, as set forth in the most recent statement received by Tenant from time to time continuing throughout the Term of this Lease.

iv. Late Charge. Any paymepof Rent, including Base Rent and Additional Rent, which is not received by Landlord within five (5) Gays after the date when due, shall, without notice, be subject to a late charge in an amount equal to five (5%) percent of the payment then due.

7. Common Area. Tenant, its guests, visitors, employees and business invitees shall have the non• exclusive right to use the following (collectively, the “Common Area”): the Property outside the Building and other buildings, including sidewalks, driveways, and Parking Lot (subject to the rights of other tenants); those common areas and common elements of the Building, including but not limited to exterior walls, roof, foundation, support beams, electrical, mechanical, and plumbing systems that service the Building and Property as a whole; and other facilities as may be designated from time to time by Landlord; provided, however, that use of the Common Area shall be subject to any applicable declaration of condominium, recorded covenants, and Rules and Regulations for the use thereof as may be reasonably prescribed by Landlord from time to time. If required by law or other governmental requirements, Landlord shall have the right to make major modifications of the Common Area without Tenant’s written consent. The term “major modifications of the Common Area· means those modifications of the Common Area, required by law or governmental requirements, that would not materially affect or limit the continued conduct of Tenant’s business or use of the Premises. As long as doing so does not deny Tenant the number of parking spaces required by law, Landlord shall have the right in its sole discretion, to assign parking spaces to Tenant or any other tenant, on an exclusive or non-exclusive basis. However, this provision does not affect tenant’s license as described in Section 1.14 of this Lease

Landlord Initials

8. Common Area Maintenance Expenses. It is the mutual intent of the Landlord and the Tenant, that the Base Rent Tenant pays to the Landlord shall be absolutely net of all Landlord’s expenses. Tenant shall reimburse Landlord for Tenant’s Pro Rata Share of all Common Area Maintenance Expenses. The term “Common Area Maintenance Expenses” shall mean the total cost and expenses incurred by or on behalf of Landlord in connection with the administration, operation, maintenance, repair, and replacement of the Common Area as defined in Article 7, including without limitation: the cost of cleaning, maintaining, repairing, and replacing all portions thereof; all real and personal property taxes (Tenant shall pay 100% of the Tangible Taxes for the Personal Property, and for all other furniture, fixtures, and equipment on the Premises) and assessments (including without limitation, extraordinary or special assessments, and all costs and fees, including reasonable attorneys’ fees, incurred by Landlord in contesting or negotiating the same with public authorities subject to Tenant’s reasonable approval) levied, imposed, or assessed upon the Premises, during each Lease Year (collectively, “Taxes”), (except that Taxes shall not include any sales or use taxes, income taxes or other taxes on the incom e received by Landlord from the operation of the Building); maintenance, repair and replacement of all heating, ventilation, air conditioning systems and mechanical systems, (including HVAC maintenance not less frequently than every six months); premiums for public liability insurance, casualty insurance, worker’s compensation insurance and all other insurance coverage as Landlord (or any lender) may from time to time determine to be nece ssa ry or appropriate; exterior painting, facade maintenance, lighting, exterior maintenance and roof maintenance and repairs (including annual roof inspect ion by a roofing contractor reasonably accep table to Landlord); repair and resurfacing of the Parking Lot and sidewalks; gardening and landscaping; sign maintenance; electricity; water, sewer, removal of trash, rubbish, garbage and other refuse; security (including exterior pest control); lift station maintenance and utility fees; depreciation or rental on machinery or equipment used in such maintenance; the cost of personnel to implement such services; any expense attributable to costs incurred by Landlord in making capital improvements or other modifications to any part of the Common Area, required by any change in the laws, ordinances, rules, regulations or otherwise that were not in effect on the date the building permit was issued for the construction of the Building and that are required by any governmental or quasi-governmental authority having jurisdiction over the Common Area, which costs will be amortized over the useful life of the capital improvement or structural repair; legal fees, accounting fees and property manageme nt fees; and such other expenses which, according to generally accep ted accounting principles would be considered to be common area maintenance expe nses. Any amounts due as the result of any condominium, owner’s or similar assoc iation shall be a Common Area Maintenance Expense. Common Area Maintenance Expe nses shall not include any leasing commissions paid by Landlord, any tenant improvements or other amounts expended by Landlord on behalf of any individual tenant or for which Landlord would be entitled to reimbursement from any individual tenant or any portion of principal or interest paid by Landlord in connecti on with any mortgage loan encumbering the Building. Notwithstanding anything to the contrary set forth above, the following items are specifically excluded from Common Area Maintenance Expe nses: () repairs or other work occa sioned by fire, windstorm, or other casualty of an insurance nature or by exercise of eminent domain, but only to the extent covered by insurance or condemnation proceed s actually received by Landlord, (ii) depreciation and amortization except for items spec ifically included above; (iii) expenses in connection with services or benefits of a type which are not provided to Tenant but which are provided to another tenant or occupant whether or not reimbursable by such other tenant; (iv) attorney’s fees and other costs in connection with negotiating and drafting other leases within the Building, or in connection with any disputes arising in connection with any other lease or other tenant or occupant of the Building; (v) advertising and promotional expenses incurred with respect to leasing any part of the Building; (vi) bad debt and uncollected rent; and (viii any alterations made by Landlord exclusively for another tenant. Any administrative and/or management fees shall not exceed the fee that would be charged by an independent third-party management company for comparable services for Buildings of comparable size and quality in Lee County, Florida. The Tenant’s Pro Rata Share of any condominium or similar maintenance fees and charges and any condominium assessments shall be included in the Common Area Maintenance Expenses.

Reserves. Included in the Common Area Maintenance Expense shall be reserves for long term capital improvements or replacements, not collected by any condominium, owner’s or similar association, including but not limited to, the following (the “Reserves”): the roof, the parking lot, painting, and other Common Area, portions of the Building, and of the Property. The Landlord reserves the right to modify the Reserves at any time as it determines is necessary.

Recapture. Included in the Common Area Maintenance Expenses shall be Tenant’s Pro Rata Share of the annualized portion of the costs (amortized (recaptured) over a reasonable period of time as determined by Landlord) incurred by Landlord in making capital improvements or other modifications or improvements to any part of the Common Area, Property, Building, or the Premises, which:(1) is economically beneficial to the tenants as a whole, meani the annual estimated savings for the budget category of the improvement or modification exceed s the actual annual reca pture amount included in the Common Area Maintenance Expenses; or (2) is required by a change in the laws, ordinances, rules, regulations, cod es, or otherwise, not in effect on the date the building permit was issued for the construction of the Building, and that are required by any governmental or quasi-governmental authority having jurisdiction over the Property, Building, or Premises.

Landlord Initials

Utilities. Utilities exclusively serving the Premises, including but not limited to electricity, water, and fire suppression, shall be put in Tenant’s name, and Tenant shall make any and all required deposits. Landlord shall have no duty to put utilities exclusively serving the Premises in its name, or to pay the utilities bills for those utilities exclusively serving the Premises.

Other Expenses Paid Directly By Tenant. In addition to the Common Area Maintenance Expenses, Tenant shall pay directly the following expenses for the Premises: utilities and utilities deposits; annual fire inspect ion and annual fire monitoring; annual security monitoring; insurance as Tenant is required to procure and maintain by this Lease; and annual pest control fee for interior pest control.

9. Landlord Alterations. Landlord reserves the right to make alterations, additions, changes, re• configurations or improvements to the Common Area including, without limitation, the Parking Lot, driveways, sidewalks and entrances to the Premises, provided that Landlord makes reasonable accommodations to provide Tenant with unimpeded access to the Premises. No alteration, addition, change, reconfiguration or improvement shall in any event be deemed to be a Common Area Maintenance Expense, unless made at the request of the Tenant or as may be required by applicable law or insurance. Tenant’s consent shall not be required with respect to any such alterations, additions, changes, re• configurations or improvements.

10. Use of Premises.

a. Use. Tenant shall use and occupy the Premises only for the use set forth in Section 1 hereof the “Permitted Use”) and any and all ancillary and related uses thereto, and shall not use or occupy the Premises or permit the Premises to be used for any other purpose without the prior written consent of Landlord. Nothing in this Lease shall be construed as giving Tenant an express or implied exclusive use in the Building, Center, or the Property, unless expressly stated in this Lease. Landlord shall have no liability to Tenant resulting from any matters caused by other tenants and occupants of the Building, Center, or Property. Tenant shall not use or occupy the Premises in violation of any law, ordinance, regulation, or directives of any governmental authority having jurisdiction thereof or of any condition of the certificate of occupancy issued for the Building, and shall, upon five (5) days’ written notice from Landlord, discontinue any use of the Premises which is declared by any governmental authority having jurisdiction to be in violation of any law, ordinance, regulation, or directive of said certificate of occupancy. During the Term, Tenant shall be in continuous use and occupancy of the Premises and shall not vacate or abandon the Premises.

b. Restricted Uses. Tenant expressly acknowledges that Landlord has advised Tenant that Landlord has granted certain Tenants exclusive uses (collectively, “Restricted Uses”) applicable to the Premises. However, Tenant’s Permitted Use is not a Restricted Use. Furthermore, Landlord may grant future exclusive uses in the Building or Property as long as those future exclusive uses (“Future Exclusive Uses”) established after Effective Date of this Lease do not prohibit Tenant’s Permitted Use, or violate any exclusive rights granted to Tenant hereunder. Tenant shall not use or permit or suffer the use of the Premises for any of the Restricted Uses or Future Exclusive Uses, and shall indemnify, defend and hold Landlord harmless from all costs and claims arising from Tenant’s violation of those restrictions. Tenant further acknowledges that the provisions in the agreements granting exclusive use rights to other tenants and the provisions of this Lease concerning the Restricted Uses and Future Exclusive Uses are in the nature of restrictive covenants running with the land (Property).

Landlord Initials

11. Tenant Alterations. “Alterations” shall mean any alteration, addition, or improvements to the Premises of any kind or nature, including any of the Tenant’s initial Alterations, in excess of $5,000.00, or which are of a structural natur, . All Alterations shall be made: (1) only after Tenant obtains all necessary permits; (2) only after Tenant’s payment of all amounts due to all permitting authorities; (3) only after Tenant pays Landlord an alteration fee (the Alteration Fee”) not to exceed $2,500.00 to defray the expenses incurred by Landlord related to the Alterations (however, the Tenant’s initial Alterations shall not incur an Alteration Fee; and (4) in compliance with all insurance requirements and all applicable regulations and ordinances of governmental authorities, including but not limited to the Americans With Disabilities Act of 1990 as amended (the ADA”). Alterations shall be performed only by properly licensed contractors. Tenant shall not have the right to make any Alterations that affect the structure, structural strength, or outward appearance of the Premises or the Building, without Landlord’s written consent, which may be withheld or conditioned by Landlord in its sole discretion. Tenant shall submit to Landlord complete and accurate plans and specifications for tenant’s proposed Alteration at the time approval is sought. Landlord shall have the right to make its approval subject to reasonable conditions. Landlord shall either approve, disapprove, or condition its approval upon certain reasonable conditions, within seven (7) calendar days of receipt of the Tenant’s request and complete proposed plans and specifications, otherwise Landlord’s consent shall be considered given. Any and all Alterations, including the Tenant Improvements, shall be the property of Landlord. The approval by Landlord of any Alterations, including any of the Tenant Improvements, or the plans and specifications for those Alterations, shall not: (1) imply Landlord’s approval of the plans and specifications as to quality of design or fitness of any material or device used, (2) imply that the plans and specifications are in compliance with any codes or other requirements of governmental authority (it being agreed that compliance with these requirements is solely Tenant’s responsibility), (3) impose any liability on Landlord to Tenant or any third party, or (4) serve as a waiver or forfeiture of any right of Landlord.

At Tenant’s sole cost, Landlord agrees to cooperate reasonably with Tenant (including by timely signing applications without recourse or expense to Landlord) in obtaining any necessary governmental approvals for any Alterations that Tenant is permitted to perform under this Lease. Tenant shall, promptly on receipt of them, furnish to Landlord copies of any and all written inspections, examinations, evaluations, studies, tests, surveys, reports, approvals, permits, or other written matters obtained by Tenant in connection with its Alterations.

Tenant hereby agrees to defend, indemnify, and hold Landlord and the Premises harmless from and against, and shall keep the Premises free from, any and all construction liens, mechanics’ liens, or other liens arising from any Alterations performed, material furnished, or obligations incurred by Tenant in connection with the Premises, and agrees to discharge any lien which attaches as a result of Tenant’s Alterations immediately after the lien attaches or payment for the labor or materials is due.

No Liens. THE INTEREST OF THE LANDLORD IN THE PROPERTY, THE BUILDING, AND THE PREMISES SHALL NOT BE SUBJECT IN ANY WAY TO ANY LIENS, INCLUDING CONSTRUCTION LIENS, FOR ALTERATIONS MADE BY OR ON BEHALF OF TENANT. THIS EXCULPATION IS MADE WITH EXPRESS REFERENCE TO SECTION 713.10, FLORIDA STATUTES. LANDLORD AND TENANT AGREE THAT TENANT DOES NOT HAVE AUTHORITY TO CREATE OR SUFFER ANY LIEN FOR LABOR OR MATERIALS ON LANDLORD’S INTEREST IN THE PROPERTY, THE BUILDING, OR THE PREMISES, AND ALL CONTRACTORS, SUBCONTRACTORS, MATERIALMEN, MECHANICS, LABORERS AND OTHERS CONTRACTING WITH TENANT, AND/OR ANY SUB-TENANT AND/OR ANY OTHER OCCUPANT(S) OF THE PREMISES, FOR THE CONSTRUCTION, INSTALLATION, ALTERATION OR REPAIR OF ANY IMPROVEMENTS (INCLUDING BUT NOT LIMITED TO THE TENANT IMPROVEMENTS) TO THE PREMISES (THE “WORK”) ARE HEREBY CHARGED WITH NOTICE THAT THEY MUST LOOK ONLY TO TENANT AND TO TENANTS INTEREST IN THE PREMISES TO SECURE THE PAYMENT OF ANY CHARGES FOR THE WORK PERFORMED AT AND MATERIALS FURNISHED TO THE PREMISES. TENANT SHALL INFORM ALL CONTRACTORS, LABORERS, MATERIAL SUPPLIERS AND OTHER POTENTIAL LIENORS WITH WHOM THEY CONTRACT TO MAKE IMPROVEMENTS TO THE PREMISES, OF THIS PROVISION, AND SHALL INCLUDE THIS PROVISION IN ALL CONTRACTS FOR ALTERATIONS.

Landlord Initials

Notwithstanding the foregoing, if any construction lien or other lien is filed against the Premises purporting to be for the Alterations, including but not limited to labor or materials at the request of Tenant, a sub-Tenant of record by 1 “¥"1 nt, bonrwise llowed by law, within ten (1 0) calendar days alter date the lien or any other occupant(s) of the Premises, then Tenant, at its expense, shall cause that lien to be discharged was recorded. Tenant’s failure to timely do so shall constitute a default under this Lease beyond any applicable cure period and (without waiving Tenant’s default) Landlord, in addition to any other rights and remedies, may, but shall not be obligated to, cause that lien to be discharged by payment, bond or otherwise, without investigation as to its validity or as to any offsets or defenses, and Tenant shall, within ten (10) days after request, reimburse Landlord for all amounts paid and incurred (including reasonable attorneys’ fees and costs) and interest thereon at the rate of 18% per annum computed from the respective dates of Landlord’s payments; Tenant also shall and hereby does otherwise agree to indemnify, protect, defend and hold Landlord and its property manager harmless against any claim or damage in any way connected with a lien.

Tenant’s Initial Alterations. Tenant shall have the right to make initial Alterations to the Premises at Tenant’s sole expense, and subject to this provision (except Tenant shall not pay an Alteration Fee).

12. Repairs by Landlord. Landlord shall have no duty to make any repairs or replacements except: (1) those for which the cost will be reimbursed as a Common Area Maintenance Expenses according to Article 8 of this Lease; or, (2) those which are required as the sole result of the negligence of Landlord or its employees, agents, contractors, invitees or licensees, in which event the cost of such repairs shall be borne entirely by Landlord and not included in Common Area Maintenance Expenses. However, if the Landlord in its sole discretion agrees to perform any other maintenance, repairs, or replacements, then the cost of Landlord’s performance of maintenance, repairs, and replacements, pursuant to this Section shall be included in Common Area Maintenance Expenses. Except that, as provided in 13, as to damage or injury to the Property, Building or Premises, caused by the act or negligence of Tenant, or its employees, agents, contractors, invitees or licensees, for which Tenant is responsible to repair, at its expense, which if performed by Landlord will be paid by Tenant as Additional Rent, and not be included in Common Area Maintenance Expenses.

13. Maintenance, Repairs, and Replacements by Tenant; HVAC Maintenance. Except as provided as to the HVAC System as set forth herein below, Tenant shall at Tenant’s sole cost and expense, keep and maintain the Premises, and appurtenances thereto and every part thereof, in good order and repair, including all repairs and replacements. Landlord shall have no duty to repair, maintain, or replace the Premises, except has set forth herein below concerning the HVAC Systems. All damage or injury to the Property, Building, or Premises, caused by the act or negligence of Tenant, or its employees, agents, contractors, invitees or licensees, shall be promptly repaired by Tenant at its sole cost and expense and to the satisfaction of Landlord to the extent not covered by proceed s of insurance carried by Landlord actually received by Landlord. Landlord may (in its sole discretion) make repairs that are not promptly made by Tenant and charge Tenant for the cost thereof plus a handling fee of 15%, and Tenant hereby agrees to pay those amounts on demand as Additional Rent hereunder. Tenant at Tenant’s sole cost and expense, shall also maintain and replace as necessary the on-site fire extinguisher as required.

HVAC System Maintenance, Repair and Replacement. There are two (2) HVAC units serving the Premises (collectively the “HVAC System”). In addition to Base Rent, and Common Area Maintenance Expenses, Tenant shall pay Landlord, as Additional Rent: (1) each/fonth, a monthly HVAC System repair and replacement reserve contribution in the amount of $87.00, ps applicable sales tax (“Tenant’s HVAC Contribution”). The Landlord’s cost of an HVAC System maintenance agreement shall be included in the CAM. Except for the Tenant’s HVAC Contribution, the Landlord shall, at its cost, repair and replace (when necessary) the HVAC Systems. Landlord or its agents will coordinate HVAC Systems maintenance, repair and replacement. The maintenance agreement for the HVAC Systems will be with a licensed HVAC contractor designated by Landlord or its agent, which maintenance agreement shall require no fewer than two (2) maintenance visits by the HVAC contractor per year. Other than the Tenant’s payment of the monthly Tenant’s HVAC Contribution (and maintenance contribution included in the CAM), Tenant shall have no obligation to pay for the repair, maintenance, and replacement of the HVAC Systems. Landlord or its agents will coordinate the scheduling of HVAC repairs, replacement, and maintenance with Tenant.

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14. Rubbish Removal. Tenant shall keep the Premises clean and remove all garbage and rubbish from the Premises. Tenant shall not bum any materials of any kind upon the Premises or Common Area. Tenant agrees to keep and d; se of all accumulated garbage and rubbish in the containers provided by Landlord for that purpose on the Common Area. Should Tenant fail to abide by its obligations in this Section, then Landlord may, in addition to any other rights and remedies, cause those obligations to be done for and on account of Tenant, and Tenant hereby agrees to pay the expense thereof on demand as Additional Rent.

15. Tenant’s Property.

a. Taxes on Leasehold. Tenant shall pay, prior to delinquency: all taxes, both real and personal, assessed against or levied upon the leasehold and upon its fixture, furnishings, equipment, leasehold improvements, the Personal Property, and all other personal property, of any kind owned by or used in connection with the Premises by Tenant.

b. Tenant shall store its property in and shall occupy the Premises and all other portions of the Building at its own risk, and hereby releases Landlord, to the full extent permitted by law, from all claims of every kind resulting from loss of life, personal injury or property damage occurring on the Premises, excluding only the gross negligence or willful misconduct of Landlord, its employees, authorized agents or contractors.

16. Landlord shall not be responsible or liable to Tenant for any loss or damage to either the person or property of Tenant that may be occasioned by or through the acts or omissions of any other person or entity, excluding only Landlord’s employees, authorized agents and contractors.

17. Landlord shall not be responsible or liable for any injury, loss or damage to any person or to any property caused by or resulting from bursting, breakage, leakage, steam, running, backing up, seepage, or the overflow of water or sewage in any part of said premises or for any injury or damage caused by or resulting from fire, hurricanes, floods, wind storms, and other acts of God or the elements, or for any injury or damage caused by or resulting from any defect or negligence in the occupancy, construction, operation or use of any of the Premises, machinery, apparatus or equipment by any occupant of the Premises, its employees, agents and contractors.

18. Indemnity. Tenant shall defend, indemnify, and hold harmless Landlord from any liability, loss, claim or damage and expense, including attorney’s fees and costs in settlement, at trial and on appeal, in connection with loss of life, personal injury or property damage arising from any occurrence in, upon, at or from the Premises, occa sioned wholly or in part by any act or omission of Tenant, its employees, agents, contractors, invitees or licensees to the extent that liability, loss, claim, damage or expense is not covered by proceed s of insurance, actually received by Landlord.

19. Notice. Tenant shall give prompt written notice to Landlord in case of any fire, other casualty, accident, or personal injury, occurring in or about the Premises, or of any defective or dangerous conditions of which Tenant may becom e aware.

20. Insurance and Indemnity.

a. Tenant’s Insurance. Tenant, at its own expense, shall at all times during the Term of this Lease maintain the following insurance coverage:

i. Liability Insurance. Comprehensive general liability insurance with $1,000,000.00 per occurrence and $2,000,000.00 general aggregate;

ii. Property Insurance. A standard form policy of property insurance of not less than $1,000,000.00 with standard form of extended coverage endorsement covering all furniture, fixtures, equipment and other personal property located in the Premises and used by Tenant in connection with its business;

iii. Worker’s Compensation and Employer Liability Coverage. Worker’s compensation and employer IOabil;ty uired by law.

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iv. Builder’s Risk Insurance. during the performance of any and all Alterations, including the Tenant’s Initial Improvements.

Tenant’s insurance shall be primary, and any insurance maintained by Landlord or any other additional insureds hereunder shall be excess and non-contributory.

Evidence of Insurance. All insurance coverage required to be maintained by Tenant hereunder shall be maintained with insurance companies authorized to do business in the State of Florida and reasonably acceptable to Landlord. All policies shall name Landlord as an additional insured and shall require that Landlord be provided with at least thirty (30) days prior written notice of any modification or cancellation. Tenant shall deliver duplicate original policies or certificates thereof to Landlord upon execution of this Lease, and thereafter Tenant shall deliver renewal policies or certificates to Landlord not less than fifteen (15) days prior to the expiration of the policies of insurance. The failure of Tenant either to obtain any required insurance in the names herein called for or to pay the premiums therefor or to deliver said policies or certificates to Landlord shall, at Landlord’s option, permit Landlord to procure the insurance and pay the requisite premiums therefor on behalf of Tenant, which premiums shall be paid to Landlord with the next installment of Rent. Landlord’s procurement or maintenance of such insurance on behalf of Tenant shall not be a waiver of Tenant’s default.

21. Landlord’s Insurance. Landlord shall maintain a policy or policies of casualty insurance covering the full replacement value of the Building with standard form of extended coverage endorsement and standard form of lender’s loss payable endorsement issued to the holders of a mortgage secured by the Premises, together with vandalism, malicious mischief, and sprinkler leakage coverage. Landlord shall have the right to maintain any other insurance policies as Landlord determines to be prudent or that are required by any lender to Landlord which secures the loan by a security interest in the Property. Landlord may obtain Business Loss insurance covering losses to Landlord resulting from interruption of Tenant’s business arising from matters covered by the Casualty Insurance. Tenant shall reimburse Landlord as part of the Common Area Maintenance Expense, for Tenant’s Pro Rata Share of any and all insurance policies procured and maintained by Landlord.

22. Waivers of Subrogation. Each of the parties hereto waives any and all rights of recovery against the other, or against any other tenant or occupant ofthe Building, or against the officers, employees, agents, representatives, invitees, customers, and business visitors of the other party, or of any other tenant or occupant of the Building, for loss of or damage to waiving party or its property or the property of others under its control arising from any cause insured against under the standard form of fire insurance policy with all permissible extensions and endorsements covering additional perils, or under another policy of insurance carried by the waiving party in lieu thereof, to the extent of the insurance proceeds paid thereunder. If obtainable without additional expense, each party shall obtain a waiver of subrogation from its insurance carrier.

23. Destruction.

a. Partial Destruction. Subject to the provisions of Section 20, if the Premises, Building or Common Area shall be partially damaged by any casualty, Landlord shall commence to repair the damage within thirty (30) days after Landlord’s receipt of insurance proceeds, and as long as the insurance proceeds are sufficient to so, shall thereafter diligently pursue repair of the damage to completion, in order to restore the Premises, Building or Common Area to their condition at the time of the occurrence of the damage. The Base Rent and Additional Rent shall be abated proportionately as to that portion of the Premises rendered un-tenantable, until rendered tenable.

b. Substantial or Total Destruction. If the Premises, Common Area, or Building shall be totally destroyed or damaged by casualty, or in the Landlord’s opinion if the Premises, Building or Common Area shall be so damaged or destroyed to an extent that: repair may not be economically feasible; the insurance proceeds paid to Landlord are inadequate to restore the Premises, Building, and Common Area; or, the estimated time to repair or replace the damage or destruction exceeds two hundred forty (240) days from the date of damage or destruction; then, Landlord may terminate this Lease (and all remaining options to extend the Term) by written notice to the Tenant within sixty (60) days after the date of damage or destruction, termination to be effective as of the date of the damage or destruction. If Landlord does not terminate this Lease as set forth above, Landlord shall promptly repair or replace damage or destruction, and the Base Rent and Additional Rent shall abate until the Premises have been restored to the condition reasonably similar to their condition at the time of the occurrence of the damage. If Landlord terminates this Lease according to this provision, then all insurance proceed s shall be paid to the Landlord.

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24. Condemnation.

a. Total Condemnation. If the whole of the Premises shall be acquired or taken pursuant to the power of eminent domain by any governmental entity, then this Lease and the term (and all remaining options to extend the Term) shall cease and terminate as of the date of title vesting in the public authority in that proceed ing. Thereafter, Tenant shall have no further rights hereunder.

b. Partial Condemnation. If any part of the Premises, Building, or Common Area, but less than all, shall be acquired or taken pursuant to the power of eminent domain by any governmental entity, and such partial taking shall render that portion not so taken unsuitable for the business of Tenant as determined by Tenant, then this Lease and the Term (and all remaining options to extend) shall cease and terminate. If the partial taking does not render the Premises unsuitable for the business of Tenant, then this Lease shall continue in effect except that the Base Rent and Additional Rent shall equitably abate and Landlord shall, upon receipt of the award in condemnation, make reasonably necessary repairs or alterations to the building in which the Premises are located or Common Area so as to constitute the portion of the Building or Common Area not taken a complete architectural unit, but that work shall not exceed the scope of the work to be performed in originally constructing the portion of the Building and Common Area, nor shall Landlord in any event be required to spend for that work an amount in excess of the amount received by Landlord as damages for the part of the Premises so taken. The provisions herein governing application of condemnation proceed s shall control over any mortgage now or hereafter encumbering the Premises.

c. Compensation. All compensation awarded or paid upon a total or partial taking of the Premises shall belong to and be the property of Landlord without any participation by Tenant. Tenant shall, however, be entitled to claim, prove and receive in condemnation proceedings that award as may be allowed for taking any of Tenant’s personal property, relocation costs, and loss of Tenant’s business. To the extent that the Tenant has a claim in condemnation proceed ings, as aforesaid, Tenant may claim from condemning authority, but not from Landlord, compensation as may be recoverable by Tenant.

25. Assignment and Subletting. Except as expressly set forth in this provision, Tenant shall not have the right to assign, mortgage or encumber this Lease, in whole or in part. Tenant shall not have the right to sublease all or any portion of the Premises. As long as Tenant is not then in Default, or an Event of Default does not then exist, Tenant shall notify Landlord not fewer than sixty (60) days before, a proposed sale of Tenant, controlling share(s) of stock interest in Tenant, or substantially all of the assets of Tenant. The notice shall include the proposed terms, and the names, addresses, financial statements, and resumes, of each of the proposed purchasers. Upon receipt of Tenant’s notice, Landlord shall have the right, in its sole discretion, to approve or disapprove of the proposed purchasers, and if Landlord approves the proposed purchasers, then Landlord shall have the right to: cancel any renewal options (such that the Lease shall terminate at the end of the then current term); increase the Base Rent to the fair market rent for similar property in Lee County as determined by Landlord; require a security deposit in an amount as determined by Landlord; and require each purchaser, or the owners, if the purchaser is an entity, to sign the personal guaranty. Landlord’s consent to one assignment will not waive the requirement of its consent to any subsequent assignment. Nothing in this provision shall authorize the Tenant’s sublease of any portion of the Premises. Landlord’s consent to an assignment will not be effective until: a fully executed copy of the assignment, including the assignee’s assumption of the Lease and agreement to perform all of the Tenant’s obligations in the Lease, has been delivered to Landlord; the individual principals of the assignee have each executed Guaranties of the Lease; and Landlord has been reimbursed for its attorneys’ fees and costs (not to exceed $1,000.00), incurred in connection with both determining whether to give its consent and giving its consent. An assignment without Landlord’s consent shall be void at Landlord’s option. Any sublease shall be void at Landlord’s option. Landlord’s consent to an assignment shall not release Tenant or Guarantor from payment and performance of its obligations in this Lease and Guaranty. For each notice of assignment from Tenant to Landlord, Tenant shall include payment of a fee in the amount of $1,000.00 to apply to the Landlord’s attorneys’ fees and costs related to the requested assignment. Landlord shall have no obligation to consider any requested assignment unless and until it receives the $1,000.00 assignment fee.

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26. Subordination and Non-Disturbance. This Lease and Tenant’s rights hereunder are and shall be subject and subordinate to any mortgage, deed to secure debt or other security instrument now or hereafter placed against the Property, the Building, the Premises, the Common Area, or any part thereof, and the Personal Property; and to all renewals, modifications, replacements, consolidations and extensions thereof. In furtherance of this secti on, Landlord and Tenant agree that this Lease shall act as a subordination agreem ent and shall automatically subordinate this Lease to any mortgage, deed to secure, or other security instrument and security interest. Upon request of Landlord, Tenant shall execute and deliver any further instruments, acts, things or documents to evidence the subordination described in this Section, within ten (10) days after Landlord’s request therefore.

27. Estoppel Statement. Within ten (10) days after Landlord’s written request, Tenant shall promptly execute and deliver to Landlord a written statement confirming, to the extent accurate, the following: (1) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writings as shall be stated in Tenant’s statement); (2) the commencement and termination dates of this Lease; (3) that all conditions under this Lease to be performed by Landlord have been satisfied (or any exceptions thereto); (4) that there are no defenses or offsets against the enforceme nt of this Lease by the Landlord, or stating those claimed by Tenant; (5) the amount of the then current monthly Base Rent and Additional Rent paid by Tenant; (6) the date to which Rent has been paid; (7) the amount of Security Deposit held by Landlord; and (8) such other information as may be reasonably requested by Landlord. Such statement shall be executed and delivered by Tenant from time to time as may be requested by Landlord. It is expressly understood that any such statement may be relied upon by Landlord and any prospect ive purchaser or lender. Tenant’s failure to deliver such statement within the allotted time shall be conclusive upon Tenant that this Lease is in full force and effect without modification, except as may be represented by Landlord, and that there are no uncured defaults in Landlord’s performance or other outstanding obligations of Landlord hereunder.

28. Attomment. Tenant shall, in the event of the sale or assignment of Landlord’s interest in the Premises, or in the event of any foreclosure of, or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Premises, attom to the purchaser and recog nize such purchaser as Landlord under this Lease.

29. Default.

a. Events of Default by Tenant. Each of the following occurrences shall constitute an Event of Default by Tenant under this Lease:

i. Tenant’s failure to pay when due the Rent, including Base Rent and any Additional Rent, or Tenant’s failure to timely perform any other monetary obligation hereunder within five calendar days of Landlord’s notice of default;

ii. Tenant vacates or abandons the Premises or ceases doing business therein for a period of ten (10) consecutive days;

iii. The appointment of a receiver for all or substantially all of Tenant’s property;

iv. The voluntary filing by Tenant or any guarantor of any petition in bankruptcy or other similar petition under State law, the filing of any answer by Tenant or any guarantor admitting to insolvency or to an inability to pay its debts as they beco me due, or the filing of any involuntary petition against Tenant or any guarantor that is not dismissed within one hundred twenty (120) days;

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v. The dissolution or liquidation of Tenant;

vi. Any assignment or sublease of Tenant’s interest hereunder in violation of this Lease;

vii. The breach by Tenant of any of its represe ntations and warranties set forth in this Lease;

viii. Tenant’s failure to keep and perform any other non-monetary obligations set forthin this Lease {or the Rules and Regulations) within thirty (30) days; however, that if the nature of Tenant’s obligation is such that more than thirty (30) days are required for cure then Tenant will not be in default if Tenant commences the cure within thirty (30) days and thereafter diligently proceed s with it to completion; and, provided however, that in any emergency situation, the thirty (30) day time frame shall be reduced to fifteen (15) days unless the nature of the emergency requires faster action, in which case the time period shall be determined by the specific set of circumstances;

ix. Tenant rejects this Lease in any bankruptcy, insolvency, reorganization, or arrangement proceed ings under the Bankruptcy Code or any state insolvency laws .

b. Landlord Remedies. Upon the occ urrence of a Tenant Event of Default, and with appropriate judicial proce ss, Landlord may, at its option, exercise any one or more of the following rights and rem edies:

i. Terminate this Lease, and all rights of Tenant hereunder, by giving not less than three (3) days written notice of termination, whereupon Landlord may re-e nter upon and take possession of the Premises;

ii. Take possession of the Premises without terminating this Lease and rent the same for the account of Tenant {which may be for a term extending beyond the Term of this Lease) in which event Tenant covenants and agrees to pay any deficiency after crediting it with the rent thereby obtained less all necessary repairs and expenses, including the cos ts of remodeling and brokerage fees , and Tenant waives any claim it may have to any rent obtained on such re-letting which may be in excess of the Rent required to be paid herein by Tenant;

iii. Landlord may, in its sole discretion, declare the entire balance of all Rent due or to beco me due under this Lease for the remainder of the Term to be due and payable and may collect the then present value of the Rent {calculated using a disco unt rate equal to the discount rate of the Miami, Florida branch of the Federal Reserve Bank in effect as of the date of the default). If Landlord exercises its remedy to retake possession of the Premises and collects from Tenant all forms of Rent owed for the remainder of the Lease Term, Landlord shall account to Tenant, at the date of the expiration of the Lease Term, for the net amounts actually collected by Landlord as a result of a re-letting, net of the Tenant’s obligations as specified;

iv. Perform such obligation {other than payment of Rent) on Tenant’s behalf and charge the cost thereof plus a fee of 15%, to Tenant as Additional Rent; or

v. Exercise any and all other rights granted to Landlord under this Lease or by applicable law or in equity.

c. Rights and Remedies Cumulative. The rights and remedies granted to Landlord may be exercised concurrently and shall be cumulative and in addition to any other rights and remedies as may be available to Landlord by law or in equity, and the exercise of one or more rights or remedies shall not impair Landlord’s right to exercise any other right or remedy. The failure or forbearance of Landlord to enforce any right or remedy in connection with any default shall not be deemed a waiver of such default nor a consent to a continuation thereof, nor waiver of the same default at any subsequent date.

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d. Events of Default by Landlord. Landlord will not be in default unless Landlord fails to perform the obligations required of Landlord within a reasonable time but in no event later than thirty (30) days after written notice by Tenant to Landlord specifying that Landlord has failed to perform such obligation or failed to cure such default; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for cure then Landlord will not be in default if Landlord commences the cure within thirty (30) days and thereafter diligently proceeds with it to completion; and, provided however, that in any emergency situation, the thirty (30) day time frame shall be reduced to fifteen (15) days unless the nature of the emergency requires faster action, in which case the time period shall be determined by the specific set of circumstances.

e. Tenant Remedies. Upon the occurrence of a Landlord Event of Default, following written notice and the expiration of Landlord’s cure period, and with appropriate judicial process, Tenant may, at its option, exercise any one or more of the following rights and remedies:

i. to cure such default for the account of Landlord, and Landlord shall reimburse Tenant for the reasonable amount paid and any reasonable expense or contractual liability so incurred; including interest at the interest rate of fifteen (15) percent upon invoice; or

ii. to pursue the remedy of specific performance; or

iii. to seek money damages for loss arising from Landlord’s failure to discharge its obligations under this Lease.

iv. In addition, Tenant shall have all other rights and remedies available at law or in equity. If Landlord fails to reimburse Tenant within thirty (30) days after Landlord’s receipt of Tenant’s invoice, Tenant shall have the right to offset the costs and expenses incurred by Tenant hereunder, plus interest at the interest rate of fifteen (15) percent against Base Rent until Tenant is fully reimbursed. Nothing contained herein shall relieve Landlord of its duty to perform any of its obligations under this Lease, nor shall this Section be construed to obligate Tenant to undertake any such work.

30. Attorney’s Fees. In the event of any litigation arising under this Lease, the prevailing party shall be entitled to recover reasonable attorney’s fees and costs (including without limitation, all such fees, costs and expenses incident to pre-trial, trial, appellate, bankruptcy, post-judgment and alternative dispute resolution proceedings), incurred in that suit, action or proceeding, in addition to any other relief to which the party is entitled. Attorneys’ fees shall include, without limitation, paralegal fees, investigative fees, expert witness fees, administrative costs and all other charges billed by the attorney to the prevailing party. In addition, Landlord shall be entitled to recover as Additional Rent, any attorneys’ fees incurred by Landlord resulting from Tenant’s Event of Default, even if no lawsuit is filed.

31. Access to Premises. Except in an emergency which shall not require prior notice, following not fewer than 24 hours’ notice by e-mail or ‘phone, Landlord shall have the right to enter the Premises at all reasonable following times, during normal business hours, to inspect or to exhibit the Premises to prospective purchasers, mortgagees, lessees, and tenants and to make repairs, additions, alterations or improvements, as Landlord may deem desirable. Landlord’s access to the Premises shall not unreasonably interfere with the conduct of Tenant’s business from the Premises. Landlord shall be allowed to take all material in, to and upon the Premises that may be required therefore without the same constituting an eviction of Tenant in whole or in part and the Rents reserved shall in no way abate while the work is in progress so long as the work does not prevent the conduct of Tenant’s business. If Tenant shall not be personally present to permit an entry into the Premises when for any reason an entry therein shall be permissible, Landlord may enter the same (or in the event of emergency or to prevent waste, by the use of force) without rendering Landlord liable therefore and without in any manner affecting the obligations of this Lease. The provisions of this Section shall not be construed to impose upon Landlord any obligation whatsoever for the maintenance or repair of the Prem ises , or any part thereof exce pt as otherw ise herein exp ressly and spec ifica lly provided .

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32. Sale by Landlord. In the event of any sale or other transfer of Landlord’s interest in the Property, other than a transfer for security purposes only, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord occurring from and after the date of such transfer; provided, that the transferee shall assume all of the obligations of Landlord under this Lease and any prepaid Rent shall be turned over to the transferee. It is intended hereby that the covenants and obligations contained in this Lease on the part of the Landlord shall be binding on Landlord only during its period of ownership of the Property. Tenant agrees to took solely to Landlord’s estate in the Property (or the proceeds thereof) for the satisfaction of Tenant’s remedies for the collection of a judgment or other judicial process requiring the payment of money by Landlord in the event of any default by Landlord hereunder, and no other property or assets of Landlord shall be subject to levy, execution, or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant’s use or occupancy of the Premises.

33. End of Lease. At the expiration of this Lease, Tenant shall surrender the Premises in the same condition as it was in upon date of the certificate of occupancy of Tenant Improvements, reasonable wear and tear excepted. Before surrendering the Premises, Tenant shall remove all its personal property. Tenant may, but shall not be obligated to, remove wall mirrors or trade fixtures and decorations, and shall repair any damage caused thereby. Tenant’s obligations to perform this provision shall survive the termination or expiration of this Lease. If Tenant fails to remove its property which it is required to remove upon the expiration of this Lease, the said property, at Landlord’s option, shall be deemed abandoned and shall, in Landlord’s sole discretion, become the property of Landlord.

34. Holding Over. Any holding over after the expiration of this Term or any renewal term shall, by lapse of time or otherwise, be construed to be a tenancy at sufferance and Tenant shall pay to Landlord an amount equal to two (2) times the Rent, including Base Rent and Additional Rent, for all of the time Tenant shall retain possession of the Premises or any part thereof. The provisions of this Section shall not operate as a waiver by the Landlord of any right of reentry herein provided, nor shall any act or receipt of money by Landlord in apparent affirmance of the holding over operate as an extension of any Term, or as a waiver of the right to terminate this Lease for any breach of covenant by the Tenant; nor shall any waiver by the Landlord of its right to terminate this Lease for any later breach of the same or another covenant.

35. Inability to Perform. The time for performance by either of the parties shall be extended by the number of days that their performance is delayed as a result of fire, hurricane, flood , inclement weather or other acts of God, governmental action or inaction, strikes, riot, civil disturbance, insurrection, unavailability of materials, acts or omissions of unaffiliated independent contractors or other causes beyond their reasonable control; provided that, the party claiming such delay notifies the other party in writing within five (5) days of the commencement of the condition preventing its performance and its intent to rely thereon to extend the time for its performance of this Agreement.

36. Rules and Regulations. Tenant shall observe faithfully and comply strictly with the Rules and Regulations adopted by Landlord from time to time for the safety, care, and cleanliness of the Premises, or the preservation of good order therein. There are currently no promulgated Rules and Regulations. Wherever the Rules and Regulations shall require the consent or approval of Landlord, Landlord shall not unreasonably withhold its consent or approval to any reasonable request of Tenant. Landlord shall not be liable to Tenant for any violation of the Rules and Regulations or for the breach of any covenant or condition in any Lease by any other tenant in the Building, but Landlord shall use commercially reasonable efforts to enforce the Rules and Regulations, including issuance of warning notices, but Landlord shall not be required to evict or file other legal actions against any other tenant. As of the Commencement Date there are no Rules and Regulations.

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37. Hazardous Substa nces or Conditions. If Tenant’s business requires the use of any hazardous or toxic substances, as defined by any state or federal law, Tenant shall so advise Landlord and shall obtain Landlord’s consent (which may be withheld in Landlord’s sole discretion) prior to bringing such substances onto the Premises. Tenant shall use, handle and dispose of any such substances in accordance with all applicable laws and perm its, and shall, in no event, dispose of any such substances on or about the Premises . In no event shall Tenant keep or permit flammable, combustible or explosive substance or any substance that would create or tend to create a dangerous or combustible condition on or about the Premises. Furthermore , Tenant shall not install electrical or other equipment that Landlord determines might cause impairment or interference with the pro visions of services to the Building.

38. Contractor’s Liens. Tenant shall have no authority to subject the Property, or any interest of Landlord therein to any contractor’s or other liens. Should any contractor’s or other liens be filed against the Property, the Building, the Premises, the Common Area, or any interest of Landlord therein, by reason ofTenant’s act or omissions or because of a claim against Tenant, Tenant shall cause the same to be canceled and discharged of record by bond or otherwise within ten (10) days after notice by Landlord. Tenant hereby indemnifies Landlord against, and shall keep the Premises, free from, any and all contractor’s liens and other liens arising from any work performed, material furnished, or obligations incurred by Tenant in connection with the Premises or the Building, and agrees to obtain discharge of any lien which attached as a result of such work immediately after such liens attaches or payment for the labor or materials due.

39. Waiver. Failure of Landlord to insist upon the strict performance of any provisions or to exercise any option contained herein or enforce any rules and regulations shall not be construed as a waiver for the future of any such provision, rule or option. The receipt by Landlord of Rent with knowledge of the breach of any provision of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent shall be deemed to be other than on account of the earliest Rent then unpaid nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease or by law and no waiver by Landlord in respect to one tenant shall constitute a waiver in favor of any other tenant in the Building.

40. No Estate by Tenant. This Lease shall create the relationship of lessor and lessee between Landlord and Tenant; no estate shall pass out of Landlord. Tenant’s interest shall not be subject to levy or sale, and shall not be assignable by Tenant. Nothing contained in this Lease shall, or shall be deemed or construed so as to, create the relationship or principal-agent, joint venturers, co-adventurers, partners or co-tenants between Landlord and Tenant; it being the express intention of the parties that they are and shall remain independent contractors one as to the other.

41. Other Tenants. Landlord does not warrant the continuous operation by any co-tenant in the Building. The cessation of operations by any co-tenant, pursuant to such Tenant’s respective rights to vacate, shall not affect a right of termination in Tenant.

42. Representations and Warranties of Tenant Tenant, and the individual executing this Lease on behalf of Tenant, hereby represents and warrants and to Landlord that: (a) Tenant is a Florida limited liability corporation, duly organized and validly existing under the laws of the State of Florida, and qualified with the Secretary of State of the State of Florida to transact business in the State of Florida; (b) Tenant has all necessary power and authority to enter into this Lease and has, or will obtain, all necessary licenses to conduct its business for the uses contemplated hereunder; (c) Tenant has obtained any necessary approvals of Tenant’s Board of Directors and shareholders to the execution and performance by Tenant of its obligations under this Lease; and (d) this Lease constitutes a binding and enforceable obligation of Tenant and does not conflict with any provision of Tenant’s organizational documents or of any other lease or other agreement to which Tenant is a party or by which Tenant may be bound.

43. Brokers. Landlord and Tenant each represent and warrant to the other that it has not dealt with, consulted, or contacted any real estate broker, agent or finder in connection with or in bringing about the leasing of the Premises, other than Premier Commercial, Inc., who is acting as a transaction broker. Landlord will pay Premier Commercial, Inc., a commission according to a separate written agreement. Each party hereby agrees to defend, indemnify and hold the other harmless of and from any and all expense, cost, damage, loss and liability arising out of a breach of the foregoing represe ntations, warranties and covenants by the defaulting party.

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44. Notices. Any notice, demand, request or other instruments which may be or required to be given under this lease shall be delivered in person, sent by United States Certified or Registered Mail, postage prepaid, or by courier service such as UPS or FedEx, and shall be addressed, at the address set forth on page one of this lease. Either party may designate such other address as shall be given by written notice.

45. Tenant’s Compliance with Governmental Regulations. Tenant shall promptly comply with all laws, codes, and ordinances of governmental authorities, including the ADA, and all similar present or future laws relating to the Premises, and required because of the Tenant’s use of or Alterations (including Tenant Improvements).

46. Miscellaneous.

Entire Agreement. This lease, together with any exhibits or addenda hereto, constitutes the entire agreement by and between parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, by and between the parties hereto with respect to such subject matter. No representations, warranties or agreements have been made or, if made, have been relied upon by either party, except as specifically set forth herein. This Lease may not be amended or modified in any way except by a written instrument executed by each party hereto.

Binding Effect. All tenns and provisions of this Agreement shall be binding upon, inure for the benefit of and be enforceable by and against the parties hereto and their respect ive personal or other legal representatives, heirs, successors and permitted assigns.

Headings. The article headings in this Lease are for convenient reference only and shall not have the effect of modifying or amending the expressed terms and provisions of this Lease, nor shall they be used in connection with the interpretation hereof.

Pronouns: Gender. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the personal liability or obligation with respect to same.

Time. Time shall be of the essence. Any reference herein to time periods of less than six (6) days shall in the computation thereof exclude Saturdays, Sundays and legal holidays, and any time period provided for herein which shall end on a Saturday, Sunday or legal holiday shall extend to 5:00 p.m. of the next full business day.

Severability. The invalidity of any provision of this lease shall not affect the enforceability of the remaining provisions of this lease or any part hereof. In the event that any provision of this lease shall be declared invalid by a court of competent jurisdiction, the parties agree that such provision shall be construed, to the extent possible, in a manner which would render the provision valid and enforceable or, if the provision cannot reasonably be construed in a manner which would render the provision valid and enforceable, then this lease shall be construed as if such provision had not been inserted.

Counterparts. This Lease may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, all of which shall be deemed to be an original and one and the same instrument. A copy of this lease signed by the parties shall be considered the same as an original.

Governing Law, Jurisdiction and Venue. This Lease shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida without regard to principles of conflicts or choice of laws. Each of the parties irrevocably and unconditionally: (i) agrees that any suit, action or legal proceeding arising out of or relating to this lease shall be brought in the courts of record of the State of Florida in Lee County; (ii) consents to the jurisdiction of each such court in any suit, action or proceeding; and (iii) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts.

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Trial by Jury. The parties hereby waive any right they may have under any applicable law to a trial by jury with respect to any suit or legal action which may be commenced by or against the other concerning the interpretation, construction, validity, enforcement or performance of this Lease.

Recording. Neither this Lease nor a Memorandum thereof shall be recorded in the Public Records of Lee County, Florida.

Radon Disclosure and Disclaimer. The following notification is required by Florida law and is provided for your information:

“Radon is a naturally occurring radioactive gas that, when it is accumulated in buildings in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed Federal and State guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your country public health unit.”

Landlord has not tested for Radon gas at the Property and therefore, makes no representation regarding the presence or absence of such gas. Tenant hereby waives any and all actions against Landlord related to the presence of such gas.

Exhibits. Each of the Exhibits, as identified on the Index of Exhibits set forth below, are incorporated into and made a part of this Lease.

47. Sign. Subject to Landlord’s review and pre-approval, which will not be unreasonably withheld, Tenant, at its sole expense, may erect building signage and pylon signage, as permitted by applicable laws, ordinances and code, and any applicable restrictive covenants or the condominium documents. The sign shall be maintained and repaired by Tenant at its sole expense. At the termination or expiration of the Lease, the signs shall be removed by Tenant at its sole expense.

48. NO REPRESENTATIONS BY LANDLORD. NEITHER LANDLORD NOR LANDLORD’S AGENTS HAVE MADE ANY REPRESENTATIONS OR PROMISES CONCERNING: THE PHYSICAL CONDITION OF THE PREMISES, BUILDING, OR PROPERTY; TENANTS ABILITY TO USE THE PREMISES FOR THE USES PERMITTED UNDER THIS LEASE; THE AREA OF THE PREMISES OR THE MANNER OF CALCULATING SUCH AREA; ANTICIPATED COMMON AREA MAINTENANCE EXPENSE; LEVELS OF CUSTOMER TRAFFIC; GROSS SALES THAT CAN BE ACHIEVED AT THE PREMISES; PARKING AVAILABILITY; LANDLORD’S PROMOTION OR ADVERTISING OF THE PROPERTY OR ANY OTHER MATTER AFFECTING OR RELATING TO THE PREMISES; EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE. NO RIGHTS, EASEMENTS OR LICENSES ARE ACQUIRED BY TENANT BY IMPLICATION OR OTHERWISE EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE.

49. CONSTRUCTION; MERGER. THIS LEASE HAS BEEN NEGOTIATED “AT ARM’S-LENGTH” BY LANDLORD AND TENANT, EACH HAVING THE OPPORTUNITY TO BE REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE AND TO NEGOTIATE THE FORM AND SUBSTANCE OF THIS LEASE. THEREFORE, THIS LEASE SHALL NOT BE MORE STRICTLY CONSTRUED AGAINST EITHER PARTY BECAUSE ONE PARTY MAY HAVE DRAFTED THIS LEASE. THIS LEASE SHALL CONSTITUTE THE ENTIRE AGREEMENT OF THE PARTIES CONCERNING THE MATTERS COVERED BY THIS LEASE. ALL PRIOR UNDERSTANDINGS AND AGREEMENTS BETWEEN THE PARTIES CONCERNING THOSE MATTERS, INCLUDING ALL PRELIMINARY NEGOTIATIONS, LEASE PROPOSALS, LETTERS OF INTENT AND SIMILAR DOCUMENTS, ARE MERGED INTO THIS LEASE, WHICH ALONE FULLY AND COMPLETELY EXPRESSES THE UNDERSTANDING OF THE PARTIES. THE PROVISIONS OF THIS LEASE MAY NOT BE EXPLAINED, SUPPLEMENTED OR QUALIFIED THROUGH EVIDENCE OF

OF THE OTHER PARTY ✓ THOSE EXPRESSLY CONTAINED IN THIS LEASE.

TRADE USAGE OR A PRIOR COURSE OF DEALINGS. IN ENTERING INTO THIS LEASE, NEITHER PARTY HAS RELIED UPON ANY STATEMENT, REPRESENTATION, WARRANTY OR AGREEMENT

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50. NO RELIANCE: INCONTESTABILITY . EACH PARTY AGREES IT HAS NOT RELIED UPON ANY STATEMENT, REPRESENTATION, WARRANTY OR AGREEMENT OF THE OTHER PARTY EXCEPT FOR THOSE EXPRESSLY CONTAINED IN THIS LEASE, AND EACH PARTY HEREBY WAIVES AND RELEASES ALL CLAIMS AND CAUSES OF ACTION FOR FRAUD IN THE INDUCEMENT OR PROCUREMENT OF THIS LEASE, IT BEING THE PARTIES’ INTENT THAT THIS LEASE BE INCONTESTABLE ON ACCOUNT OF ANY CLAIM OF FRAUD, OR FOR ANY OTHER REASON. THE FOREGOING WAIVER AND RELEASE IS MADE BY EACH PARTY IN CONSIDERATION OF THE OTHER PARTY ’S RECIPROCAL WAIVER AND RELEASE, AND IS A MATERIAL INDUCEMENT FOR EACH PARTY IN ENTERING INTO THIS LEASE.

51. JURY WAIVER; COUNTERCLAIMS. LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE LANDLORD/TENANT RELATIONSHIP, OR THE PREMISES, BUILDING OR PROPERTY. TENANT FURTHER WAIVES THE RIGHT TO INTERPOSE ANY PERMISSIVE COUNTERCLAIM OF ANY NATURE IN ANY ACTION TO OBTAIN POSSESSION OF THE PREMISES.

Signatures on next page

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IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

LANDLORD:
Muriel Court, LP.
a Delaware limited partnership

By Muriel Court Management, Inc.,
a Delaware corporation, its General Partner:

By:
Print witness name	its

Print witness name	Date:

TENANT:
Bridging the Gap Physical Therapy, LLC
a Florida limited liability company

Exhibits attached:

Exhibit A Property

Exhibit B B-1: Center and Building; B-2 Premises

Exhibit C Base Rent Schedule

Exhibit D Center Parking

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GUARANTY

ABSOLUTE, IRREVOCABLE, UNCONDITIONAL GUARANTY OF LEASE

WHEREAS, the execution and delivery by Healthlynked Corp., joint and severally (the “Guarantor”) of this Guaranty is a condition precedent to the Landlord’s entering this Lease with the Tenant, and

WHEREAS, Guarantor is a shareholder of the Tenant and will derive substantial benefits from this Lease;

NOW THEREFORE, in consideration of the foregoing and in order to induce Landlord to enter the Lease with Tenant (including any renewal or option periods) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and further acknowledging that Landlord intends to rely on this Guaranty, the Guarantor covenants and agrees as follows:

1. Guarantor hereby absolutely, irrevocably and unconditionally guaranties to the Landlord, its successors and assigns: the full, punctual and unconditional performance and observance by Tenant, of all of the terms, covenants, and conditions of this Lease on Tenant’s part to be kept, performed and observed, including but not limited to payment when due, of any and all amounts due from the Tenant, and all of the indebtedness, liabilities and obligations of Tenant to Landlord under or arising out of the Lease, all of which are referred to herein as the ·obligations.· The Guarantor agrees that Guarantor’s obligations hereunder are absolute and primary and are complete and binding on Guarantor and are subject to no conditions precedent or otherwise.

2. If, at any time Tenant defaults in the performance or observance of any of the terms, covenants, and conditions of this Lease on Tenant’s part to be kept, performed and observed, Guarantor shall perform or observe any of the terms, covenants, and conditions of this Lease on Tenant’s part to be kept, performed and observed, in Tenant’s place.

3. Any act of Landlord, its successors and assigns, consisting of a waiver of any of the terms, covenants, or conditions, of this Lease, or Landlord giving its consent, granting extensions, may be done without notice to Guarantor, and without releasing the Guarantor’s obligations hereunder.

4. The Guarantor’s obligations hereunder shall not be released by Landlord’s receipt, application or release of any security given for the performance and observation of this Lease, or by any modification of this Lease; however, in the event of modification of this Lease, the Guarantors’ obligations hereunder shall be modified accordingly.

5. The Guarantor’s liability hereunder shall not be affected by: (1) the release or discharge of Tenant in any creditors’, receivership, bankruptcy, or other proceedings; (2) the impairment, limitation or modification of the liability of the Tenant or the Tenant’s estate in bankruptcy, or of any remedy for the enforcement of Tenant’s liability under the Lease, resulting from the operation of any bankruptcy law; (3) the rejection or disaffirmance of this Lease in any bankruptcy proceedings; (4) the assignment of this Lease by Tenant; (5) any disability or other defense of Tenant; or (5) the cessation from any cause whatsoever of the Tenant’s liability.

6. Until all the Tenant’s Obligations are fully performed and observed, Guarantor. (1) shall have no right of subrogation against Tenant by reason of any payments or acts of performance by the Guarantor, in compliance the Guarantor’s obligations hereunder; (2) waives any right to enforce any remedy which Guarantor now or hereafter have against Tenant by reason of any of Guarantor’s performance of their obligations hereunder; and (3) subordinates any liability or indebtedness of Tenant now or hereafter held by Guarantor to the Tenant’s Obligations to Landlord under this Lease.

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7. This Guaranty shall apply to this Lease and any extension of this Lease, any option and renewal terms, and any holdover terms; and any applicable decreases shall be increased to not less than the Base Rent for the initial Lease Year.

8. This Guaranty may not be changed, modified, discharged, or terminated orally or in any manner other than by an agreement clearly expressing that purpose in writing signed by Landlord and the Guarantor.

9. Landlord may assign its rights and powers under this Guaranty with all or any of the Obligations, the payment thereof is hereby guaranteed , and, in the event of assignment, the assignee of those rights and powers, to the extent of the assignment, shall have the same rights and remedies as if originally named herein in the place of its assignor.

10. No delay on the part of Landlord in exercising any rights hereunder or failure to exercise those rights shall operate as a waiver of those rights; no notice of or demand on Guarantors shall be deemed to be a waiver of the obligation of Guarantors or of the right of Landlord to take other or further action without notice or demand as provided herein. In any event, no modification or waiver of the provisions hereof shall be effective unless in writing. No waiver shall be applicable except with respect to the specific person to whom and in the specific instance or matter for which given.

11. The obligations of Guarantor hereunder are in addition to and not in substitution for any other obligations or security interests now or hereafter held by Landlord and shall not operate as a merger of any contract or debt or suspend the fulfillment of, or affect the rights, rem edies or pow ers of Landlord in respect of, any obligations or other security interest held by it for the fulfillment thereof. The rights and remedies provided herein and in any other instrument are cumulative and not exclusive of any other rights or remedies provided by law.

12. This Guaranty is and shall be deemed to be a contract entered into and made pursuant to the laws of the State of Florida and shall in all respects be governed, construed, applied and enforced in accordance with the laws of that State, without reference to conflict of laws principles. If Landlord brings any action hereunder in any court of Florida or of the United States located in Florida, Guarantor consents to and acknowledges personal jurisdiction over Guarantor by that court or those courts, waives any objection to the placement of venue in those courts, and agrees that service of process may be made upon Guarantor by mailing a copy of the summons to Guarantor.

13. If any part of this Guaranty is contrary to, prohibited by, or deemed invalid under the applicable law or regulations of any jurisdiction, that provision shall, as to that jurisdiction, be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible, and any prohibition or invalidity in any jurisdiction shall not invalidate or render unenforceable the provision in any other jurisdiction.

14. Each reference herein to Landlord shall be deemed to include its successors and assigns.

15. The term “Guarantor” as used herein shall, if this instrument is signed by more than one party, means the “Guarantor and each of them· and each and every undertaking shall be their joint and several undertaking. Each reference to Guarantor and any pronouns referring thereof as used herein shall be construed in the masculine, feminine, neuter, singular, or plural as the context may require and shall be deemed to include the heirs, executors, administrators, legal representatives, successors and assigns of Guarantor, all of whom shall be bound by the provisions hereof.

16. This Guaranty constitutes the entire agreement between Guarantor and Landlord relating to the subject matter hereof and supersedes all prior proposals, negotiations, agreements and understandings relating to this subject matter. In entering into this Guaranty, Guarantor acknowledge that Guarantor is not relying on any statement, representation, warranty, covenant or agreement of any kind made by Landlord or any employees or agents of Landlord, except as set forth herein.

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17. No course of dealing, course of performance or otherwise between Landlord and Guarantors shall be effective to annul, modify or change any provision of this Guaranty.

18. Guarantor acknowledges that Guarantor has adequate means of obtaining from Tenant, on a continuing basis, financial and other information pertaining to Tenant’s financial condition. Furthermore, Guarantor agrees that Landlord shall have no obligation to disclose such ITTformation or material to Guarantor at any time.

19. Guarantor absolutely, irrevocably and unconditionally waive any and all right to assert any defense, set-off, counterdaim or cross-claim of any nature with respect to this Guaranty and this Lease, any agreement or instrument securing this Guaranty, any obligations of any other person or party (including Tenant) relating hereto, in any action, suit or preceding Landlord may bring to collect any of the Obligations or to enforce any of Guarantor’s obligations hereunder. In any litigation involving La dlord and Guarantor, the Guarantor waives any right he may have to recover any special, exemplary, puritive or consequential damages or any damages other.than actual damages.

20. Guarantor absolutely, irrevocably and unconditionally waives any right to trial by jury in any action, suit, counterclaim or cross-claim arising in connection with, out of or otherwise relating to this Guaranty, any agreement or instrument securing this Guaranty, any collateral security or any transaction arising therefrom or related thereto, and this Lease.

Guarantor:
Healthlynked Corp.

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EXHIBIT A

Property

PARCEL 1:

(STRAP 04-48-25-B2-01700.002A)

A portion of Lot 2 in Bonita Springs Medical Center, according to the plat thereof recorded In Plat Book 47, Pages 75 through 78, inclusive, of the Public Records of Lee County, Florida, being more particularly described as follows:

Begin at the Northeast comer of Lot 2 of Bonita Spring s Medical Center, according to the plat thereof recorded in Plat Book 47, Pages 75 through 78, inclusive, of the Public Records of Lee County, Florida, the same being a point of the easterly tine of the Northeast % of Section 4, Township 48 South, Range 25 East, Lee County, Florida, thence run Southi 8933’00 West for a distance of 540.05 feet to a point on the Easterly right-of-way line of Shanna Lane, a 40.00 foot right-of-way, thence run South 0040’01 East along said Easterly right-of-way line, for a distance of 395.00 feet, thence run North 8933’00 East for a distance of 290.05 feet, thence run North 0040’01 West for a distance of 195.00 feet, thence run North 8933’00” East for a distance of 250.00 feet to a point on the Easterly line of said Lot 2, thence run North 0040’01 West along said Easterly line for a distance of 200.00 feet to the Point of Beginning.

PARCEL 2:

(STRAP 04-48-25-82-00027.00CE)

Together with an easement for ingress, egress, and utilities over and across the following described parcel:

A parcel of land located in the East of the Northeast % of Section 4, Township 48 South, Range 25 East, Lee County, Florida, being more particu larly described as follows:

Commence at the Southeast corner of the Northeast % of Section 4, Township 48 South, Range 25 East, Lee County, Florida; thence run South 8933’00 West along the South line of the Northeast % of the said Section 4, for a distance of 400.00 feet; thence run North0040’01” West, parallel with the east line of the Northeast% of the said Section 4, for a distance of 217.81 feet to the point of beginning of the parcel of land herein described; thence run South 8933’00” West, parallelwith the South line of the northeast % of the said Section 4, for a distance of 331.43 feet to a point the Easterly right of way line of US HWY No. 41 (State Road #45) as the same is shown on the State of Florida Department of Transportation right of way map for State Road No. 45, “Bonita Springs By-Pass”, Section 12010-2509, Sheet 5, thence run North 0230’19 West along the Easterly right of way line of US HWY No41 for a distance of 80.05 feet; thence rum North 8933’00’ East, parallel with the South line of the Northeast %of the said Section 4, for a distance of 334.00 feet; thence run South 0040’01” East, parallel with the East fine of the Northeast % of the sald Section 4, for a distance of 80.00 feet to the point of beginning.

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EXHIBIT B-1 - Center and Building

28410
28400
28420

GradyMinor

Q. Grady Minor and Associates, P.A.
3800 Via Del Rey
Bonita Springs, Florida 34134

Civil Engineers • Land Surveyors • Planners • Landscape Architects

Bonita Springs: 239.947.1144 www.GradyMinor.com

BOUNDARY EXHIBIT

PART OF LOT 2
BONITA SPRINGS MEDICAL CENTER
PLAT BOOK 47, PAGE 75
SECTION 4, TOWNSHIP 48 SOUTH, RANGE 25 EAST
CITY OF BONITA SPRINGS, LEE COUNTY, FLORIDA

DRAWN BY:	TJB
CHECKED BY:	TJB
JOB CODE:	BCBAL
SCALE:	1" = 60'
DATE:	10/24/2019
FILE:	EX FLP LEASE
SHEET:	1 of 1

SURVEY 2019\127 — BONIA CROSSINGS ALTA\SURVEY\19-127 EXHIBIT FOR LEASE.DWG

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EXHIBIT B-2

PREMISES

28410 BONITA CROSSING BOULEVARD

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EXHIBIT C

Base Rent Schedule

Tenant: Bridging the Gap Physiccal Therapy, LLC

Landlord: Muriel Court, LP.

Premises: 28410 Bonita Crossing Blvd, STE 110, Bonita Springs, 34135

Size (SF): 2,149

		ANNUAL BASE RENT
		PSE	Annual	Monthly
	4/1/2020 - 3/30/2021	$10.00	$21,490.00	$1,790.83
Initial Term	4/1/2021 - 3/30/2022	$10.30	$22,134.70	$1,844.56
	4/1/2022 - 3/30/2023	$10.61	$22,800.89	$1,900.07

Renewal	4/1/2023 - 3/30/2024	$12.00	$25,788.00	$2,149.00
Option Term	4/1/2024 - 3/30/2025	$12.36	$26,561.64	$2,213.47
	4/1/2025 - 3/30/2026	$12.73	$27,356.77	$2,279.73

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EXHIBITD

Parking

GradyMinor

Q. Grady Minor and Associates, P.A.
3800 Via Del Rey
Bonita Springs, Florida 34134

Civil Engineers • Land Surveyors • Planners • Landscape Architects

Bonita Springs: 239.947.1144 www.GradyMinor.com Fort Myers: 239.690.4380

BOUNDARY EXHIBIT

PART OF LOT 2
BONITA SPRINGS MEDICAL CENTER
PLAT BOOK 47, PAGE 75
SECTION 4, TOWNSHIP 48 SOUTH, RANGE 25 EAST
CITY OF BONITA SPRINGS, LEE COUNTY, FLORIDA

DRAWN BY:	TJD
CHECKED BY:	TJD
JOB CODE:	[illegible]
SCALE:	1" = 80'
DATE:	10/04/2019
FILE:	EX FOR LEASES
SHEET:	1 of 1

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SECOND ADDENDUM

This First Addendum hereby amends the Lease Agreement entered into on the 30”” day of December 2019 between Muriel Court, L.P. hereinafter called Landlord and Bridging the Gap Physical Therapy, LLC hereinafter called Tenant. Landlord and Tenant agree and understand that notwithstanding anything to the contrary contained in the aforementioned Lease Agreement, that the following terms are agreed to by the parties:

1.	Effective April 1, 2023 (Commencement Date) the term of the lease shall be extended for one (1) year and shall end on March 31, 2024.

2.	Effective April 1, 2023 (“Rent Commencement Date”), Tenant agrees to pay to the Landlord the annual base rent in the amount of $38,383.96, which the tenant shall pay in equal monthly installments of monthly base rent in equal monthly installments of $ 2,865.33 per month, plus common area maintenance (C.A.M.) expense, plus applicable sales and use tax, payable without demand on the 1” day of each and every month during the lease term. Rent shall be made payable to Muriel Court, LP and mailed to P.O. Box 8537, Naples FL. 34101.

Except as otherwise provided herein, all other terms and conditions of the Lease shall be deemed to be incorporated herein and be made part of this Agreement and shall continue in full force and effect.

This [day of_ldo,2023, I/we accept the terms and conditions of the Addendum as stated above.

WITNESSES:	Landlord:
Muriel Court, LP, a Delaware Limited
Partnership

	BY	Muriel Court Management, Inc, a Delaware corporation, its General Partner

BY:
Lou Van Haastrecht, Manager

Tenant:
Bridging The Gap Physical Therapy, LLC

	av.	K&.G.Dsf

	PRINT NAME.	Ks&.

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LESSEE’S SUMMARY

TENANT Bridging The Gap Physical Therapy, LLC

SPACE(S) 110

PROPERTY Muriel Court, LP

MONTHLY RENT $ 2,865.33

ESTIMATEDCAMCHARGES $ 873.93

HV AC Reserve $ 87.00

Sales TAX $ 229.58

TOTAL $4,055.84

**** Make Check Payable To: Muriel Court, LP **********************

MAIL TO:     P.O. Box 8537 .

NAPLES, FL. 34101

First Month’s

Rent: $4055.84        DUE: April 1, 2023

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SECOND ADDENDUM

This Second Addendum hereby amends the Lease Agreement entered into on the 30” day of December 2019 and amended on February 1, 2023 between Muriel Court, L.P. hereinafter called Landlord and Bridging the Gap Physical Therapy, LLC hereinafter called Tenant. Landlord and Tenant agree and understand that notwithstanding anything to the contrary contained in the aforementioned Lease Agreement, that the following terms are agreed to by the parties:

1.	Effective April 1, 2024 (Commencement Date) the term of the lease shall be extended for one (1) year and shall end on March 31, 2025.

2.	Effective April 1, 2024 (“Rent Commencement Date”), Tenant agrees to pay to the Landlord the annual base rent in the amount of $36,533.00, which the tenant shall pay in equal monthly installments of monthly base rent in equal monthly installments of $3,044.42 per month, plus common area maintenance (C.A.M.) expense and the HV AC Reserve monthly charge, plus applicable sales and use tax, payable without demand on the 1” day of each and every month during the lease term. Rent shall be made payable to Muriel Court, LP and mailed to P.O. Box 8537, Naples FL. 34101.

Except as otherwise provided herein, all other terms and conditions of the Lease shall be deemed to be incorporated herein and be made part of this Agreement and shall continue in full force and effect.

This _S day of [dz            , 2024, I/we accept the terms and conditions of the Addendum as stated above.

WITNESSES:	Landlord:
Muriel Court, LP, a Delaware Limited
Partnership

	BY	Muriel Court Management, Inc, a Delaware corporation, its General Partner

BY:

Tenant:
Bridging The Gap Physical Therapy, LLC
A Florida Limited Liability Company

	By:	/s/ Michael Dent
Michael Dent

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LESSEE’S SUMMARY

TENANT Bridging The Gap Physical Therapy, LLC

SPACE(S) 110

PROPERTY Muriel Court, LP

MONTHLY RENT $3,044.42

ESTIMATED CAM CHARGES $ 873.93

HVAC Reserve $ 87.00

Sales TAX $200.27

TOTAL $4,205.62

***** Make Check Payable To: Muriel Court, LP **********************

MAIL TO:     P.O. Box 8537.

NAPLES, FL. 34101

First Month’s

Rent: $4,205.62           DUE: April 1, 2024

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